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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Apartment Investment and Management Company for the registration of Debt Securities, Preferred Stock, Class A Common Stock, Warrants and Guarantees, and of AIMCO properties, L.P. for the registration of Debt Securities, and to the incorporation by reference therein of our reports (i) dated March 6, 1998, except for Note 25, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997; (ii) dated March 6, 1998, except for Note 21, as to which the date is June 5, 1998, with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P. included in its Registration Statement on Form 10; and (iii) dated June 26, 1998, with respect to the audit of the Combined Historical Summary of Gross Income and Direct Operating Expenses of the Cirque Apartment Communities included as exhibit 99.1 in Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998 (and Amendment No. 1 thereto filed November 24, 1998) all filed with the Securities and Exchange Commission.




                                         /s/ ERNST & YOUNG LLP




Dallas, Texas
November 20, 1998